AMENDMENT NUMBER 1
                                       TO THE
                             SOUTHWESTERN ENERGY COMPANY
                            SUPPLEMENTAL RETIREMENT PLAN


     WHEREAS, the Southwestern Energy Company (the "Company") maintains the Southwestern Energy Company Supplemental Retirement Plan (the "SERP"); and

     WHEREAS, it is desirable to amend the SERP to provide an offset to benefits payable to a participant or a participant's beneficiary under the SERP for any benefits provided under any split-dollar life insurance agreement between such participant and the Company and to change the timing of the benefit payments under the SERP.

     NOW, THEREFORE, effective February 1, 1996, the SERP is amended as follows:

                                     ARTICLE III
                                  UNFUNDED BENEFITS

                  1.  Section B.1 is amended in its entirety to read as follows:

                           "The  Actuarial  Equivalent  of  a  Participant's  or
                  Beneficiary's Unfunded Benefit under the Plan shall be paid to the Participant or Beneficiary in a single lump sum on the later of (a) the first day of the month following the one-year anniversary of the Participant's termination of employment with the Company or (b) the date that benefit payments under the Pension Plan to such Participant or Beneficiary commence; provided, however, that a Participant may elect that the Actuarial Equivalent of his (or, in the event of the Participant's death, his Beneficiary's) Unfunded Benefit under the Plan be paid in the form of an annuity, beginning at the same time and in the same form as the Participant's or Beneficiary's benefit under the Pension Plan is paid, by filing a written election with the Committee, on a form provided by the Committee, at least one year before such Participant's termination of employment with the Company. No election or revocation of an election shall be effective if it is received by the Committee less than one year prior to the Participant's termination of employment."

         2.  A new Section D is added to read as follows:

                  "D. Offset for Certain Benefits Payable Under Split-Dollar
                      Life Insurance Agreements.

                           1.       Offset Value.

                           Some of the  Participants  under  this  Plan own life
                  insurance policies (the "Policies") purchased on their behalf by the Corporation. The exercise of ownership rights under these Policies by each Participant is, however, subject to certain conditions (set forth in a "Split-Dollar Insurance Agreement" between the Participant and the Corporation, pursuant to which the Corporation holds a security interest on the Policy) and, if the Participant fails to meet the conditions set forth in the Split-Dollar Life Insurance Agreement, the Corporation may exercise its security interest in the Policy and cause the Participant to lose certain benefits under the Policy. In the event that a Participant satisfies the condition specified in Section 4 or 5 of the Split-Dollar Life Insurance Agreement, so that the Participant or his or her beneficiary becomes entitled to exercise rights free from the Corporation's security interest under one of those sections, or the Corporation's security interest is otherwise released, the value of those benefits shall constitute an offset to the Participant's Unfunded Benefits otherwise payable under this Plan. As the case may be, this offset (the "Offset Value") shall be equal to the cash surrender value of the Policy at the time the Participant becomes entitled to exercise rights free from the Company's security interest, or in the case of the Participant's death, the death benefits payable to the beneficiary under the Policy. The Actuarial Equivalent of the Offset Value shall be compared to the Actuarial Equivalent of the Unfunded Benefits payable under this Plan (the "Plan Value"), and the Plan Value shall be reduced by the Actuarial Equivalent of the Offset Value at the time and in the manner described in Section D.2 or Section D.3 of this Article III.

                           2.       Manner and Calculation of Payment.

                           If,   at  the   time   the   Participant   terminates
                  employment, the Plan Value exceeds the Actuarial Equivalent of the Offset Value, the excess of the Plan Value over the Actuarial Equivalent of the Offset Value shall be paid to the Participant or Beneficiary at the time and in the manner provided under Section B.1 of this Article III; provided, however, that if such excess is less than $10,000, such excess shall be paid immediately to the Participant or Beneficiary in a cash lump sum. For this purpose, the Plan Value shall be calculated by assuming that the Participant or Beneficiary receives or commences receiving benefits under this Plan and the Pension Plan on the earliest date that such benefits become payable.

                           3.       Payment of Certain Benefits.

                           If the  policy  described  in  Section  D.1  of  this
                  Article III insures the life of an individual other than the Participant (the "Insured party"), and if such Insured Party dies prior to the Participant's becoming eligible for benefits under the Plan, and if the Participant or Beneficiary subsequently becomes eligible for benefits hereunder, the Plan Value (as defined in Section D.1 of this Article III) shall then be offset by the Actuarial Equivalent of the amount equal to the death benefit previously paid to the Participant or the Participant's beneficiary pursuant to the Split-Dollar Life Insurance Agreement divided by the Tax Adjustment Factor (as defined below). Any remaining Plan Value shall thereupon be paid to the Participant or Beneficiary in a cash lump sum.

                           4.       Tax Adjustment Factor.

                           For  purposes of this  Section D of Article  III, Tax
                  Adjustment Factor shall mean a number, determined by the Committee, which is equal to one minus the sum of (a) the highest marginal federal personal income tax rate then in effect and (b) the effective highest marginal state income tax rate in the state in which the Participant resides, net after the effect of the deduction for such state income tax for federal income tax purposes."


     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers this 1st day of February, 1996.


                                                SOUTHWESTERN ENERGY COMPANY

                                                By __________________________

                                                Its__________________________